                                                                   Exhibit 10.28

                              DISTRIBUTOR AGREEMENT

THIS AGREEMENT is made and entered into by and between ON-POINT TECHNOLOGY SYSTEMS, INC., a Nevada corporation, with its principal place of business at 8444 Miralani Drive, San Diego., California 92126 (hereinafter also referred to as "On-Point" or "Producer"), and EDITEC, SARL., a French corporation with its principal office at 111 Avenue de la Republique 94500, Champigny sur Maine, France, (hereinafter referred to as "Editec" or "Distributor") in accordance with the following facts and objectives:

A. On-Point manufactures, sells and leases, among other things, lottery ticket dispensing machines, pull-tab dispensing machines, and other similar lottery related machines, referred to as ("Lottery Machines").

B. On-Point wishes to appoint Distributor and Distributor wishes to accept an appointment as On-Point's distributor for its Lottery Machines in accordance with the terms and conditions of this Agreement.

THEREFORE, for valuable consideration, receipt of which is hereby acknowledged, the parties agree as follows:

ARTICLE I
DISTRIBUTORSHIP

1.1   Exclusive Appointment.

(a) On-Point appoints Editec as the exclusive distributor for the sale or lease of its Lottery Machines in Western Europe excluding Italy, and excluding the sales or leases to Organizations in England while the term of the representative agreement with John Orrock ("Orrock") is in effect, and non exclusively once such agreement has expired, hereinafter referred to as the "Territory". Editec may distribute Lottery Machines in Italy and Eastern Europe on a non exclusive basis.

(b) During the continuance of this Agreement, On-Point shall not sell or distribute its Lottery Machines, within such Territory to any other person, firm, or corporation, nor appoint any such person or entity as distributor of the Lottery Machines without the written consent of Distributor, except for sales or leases to Orrock's customers in England.

1.2 Competition.

During the term of this Agreement and for a period of twenty-four (24) months thereafter, the Distributor or any shareholder or officer of Distributor, or any other entity in which such shareholder or officer owns directly or indirectly an ownership or profit interest in such entity, shall not, directly or indirectly, represent or engage in any business in the Territory that is in competition with the present business of On-Point without prior written consent of On-Point.


Editec Distributor Agreement            Page 1 of 12                  [Initials]

ARTICLE II
TERM AND TERMINATION

2.1 Term.

2.1.1 Initial Term.

The initial term of this Agreement shall be for five (5) years from the effective date. During this term the Agreement can only be terminated for cause pursuant to II. 2.2., or non-performance pursuant to II. 2.3.

2.1.2 Extended Term.

At the end of the initial term and each renewal term thereafter, this Agreement shall be automatically renewed for successive one year terms, unless either the Distributor or Producer elects to terminate this Agreement as of the end of the initial term or any renewal tens by providing at least six (6) months written notice of termination to the other party.

2.2 Termination For Cause.

Both parties, at their option, may cancel this Agreement immediately upon written notice to the other party in the event that:

(a) A receiver or trustee is appointed of all or a substantial portion of the assets of the other party,

(b) The other party becomes insolvent or unable to pay debts as they mature, makes a general .assignment for the benefit of creditors or voluntarily files under any bankruptcy or similar act or takes advantage of any debtor relief proceedings under any present or future law,

(c) Any involuntary petition in bankruptcy is filed against the other party and not dismissed within thirty (30) days,

(d) Any levies of attachment, executions, tax assessments or similar processes are issued against the other party and not released within thirty (30)days thereof,

(e) The other party defaults in the performance of its obligations under this Agreement. In this case, a non-defaulting party shall give written notice of default to the defaulting party, specifying the nature of the default. If such default is not cured within thirty (30) days after the date of such notice, the non-defaulting party may terminate this Agreement immediately by giving written notice of termination to the defaulting party. Termination in this manner does not constitute a waiver of any damages, or any other remedies the non-defaulting party may have in addition to the right to terminate.

In addition, On-Point may terminate this Agreement immediately upon written notice to Distributor in the event Distributor engages in any illegal activity or in any conduct which materially threatens or impairs On-Point's business operations.


Editec Distributor Agreement            Page 2 of 12                  [Initials]

2.3. Termination For Not Achieving Minimum Quantity Purchase.

On-Point may, at its option, cancel this Agreement upon ninety (90) days written notice that the Agreement will be terminated for not achieving minimum quantity purchases. Distributor agrees that during the term of the Agreement minimum annual purchased quantities need to be achieved in accordance with one of the following schedules to avoid termination for non-performance:

Schedule A:       Year          Minimum Quantity To Be Purchased
                  ----          --------------------------------
                  1998            300
                  1999            800
                  2000          1,000
                  2001          1,000
                  2002          1,000

Schedule B:       Year          Cumulative Quantities To Be Purchased
                  ----          -------------------------------------
                  1998           300
                  1999          1500
                  2000          2500
                  2001          3500
                  2002          4500

As shown in Schedule B, in the event that Distributor achieves cumulative purchases in a given year pursuant to Schedule B by the end of the applicable year, the minimum purchases shown in Schedule A will not apply for that year. E.g. If purchases in year 1998 total 1,000 Lottery Machines but in year 1999 purchases only total 500 Lottery Machines the Agreement will not terminate for non-performance since the cumulative amount of 1,500 was achieved.

2.4 Termination Resulting From Buyout.

Distributor agrees that this Agreement may terminate upon:

(a) Change of control of Distributor. In such an event, On-Point may at its sole option terminate this Agreement immediately.

(b) The acquisition of Distributor by On-Point pursuant to Section IX 9.5 Right to Purchase.

2.5 Consequences.

(a) Notice and termination of the Agreement do not invalidate sales contracts, which were concluded in performance of this Agreement. On-Point will supply Lottery Machines to the Distributor under the terms and conditions of Section 3.3 herein so that it can fulfill all contracts with third parties, which were concluded before the termination in the normal course of dealing.

(b) In the event of termination of this Agreement by either party for any reason, On-Point shall repurchase from the Distributor at the invoice price paid by the Distributor, any of On-Point's Lottery Machines and repair and replacement parts on hand in the Distributor's place of business or in the possession of the Distributor, except as provided


Editec Distributor Agreement            Page 3 of 12                  [Initials]
      below. On demand and the tender of 25% of the repurchase price, the Distributor shall be obligated to deliver such goods to On-Point forthwith, at the Distributor's expense. On-Point reserves the right, however, to reject any Machine or repair or replacement part not in first class condition or sold to the Distributor more than one (1) year prior to the date of termination.

(c) Upon termination of this Agreement, Distributor will hand over to On-Point a list with names of all customers to whom Distributor sold Lottery Machines during the five (5) year period before-termination. Unless On-Point terminates this Agreement for cause pursuant to Article II,
      Section 2.2, the Distributor will receive, (i.) if the sales price is at least the same as the last .price of Lottery Machines sold to such customer, a commission of ten percent (10%) of the sales prices and, (ii.) if the sales price is less than the list price of Lottery Machines sold to such customer and the machine sold is substantially similar to the previous Lottery Machines sold to such customer five percent (5%) of the sales price of any Lottery Machines sold to those customers on such list during a period of two (2) years after termination of this Agreement. The commission shall be paid to Distributor within thirty (30) days of On-Point's receipt of payment of the sales price from the customer.

(d) For orders from customers who bought Lottery Machines of On-Point within a period of eighteen (18) months before the termination of the Agreement in order to test these Lottery Machines, Distributor will receive a commission of ten percent (10%) of the sales prices of any Lottery Machines sold to the customers during a period of two (2) years after the termination of this Agreement. Distributor will hand over a list with those customers to On-Point at the termination. The commission shall be paid to Distributor within thirty (30) days of On-Point's receipt of payment of the sales price from the customer.

ARTICLE III
SALES CONDITIONS

3.1   Orders and Acceptance.

(a) Although On-Point is not required to accept Distributor's orders or any parts thereof, On-Point shall use its best efforts to accept any reasonable orders for the Lottery Machines placed by Distributor, subject to On-Point production and delivery schedules.

(b) Unless otherwise agreed, this Agreement shall apply to and become a part of the sale contracts to be made hereunder among the parties.

(c) Distributor shall give orders for the Lottery Machines to On-Point in written form.

(d) All orders shall be deemed to be accepted unless On-Point rejects the order within fifteen (15) days of receipt.


Editec Distributor Agreement            Page 4 of 12                  [Initials]

3.2 Title and Risk.

Unless otherwise agreed in writing, On-Point shall sell the Lottery Machines on the basis of F.O.B. the place of shipment. On-Point shall determine the place of shipment. Title to and risk of loss with respect to the Lottery Machines shall be transferred from On-Point to Distributor at the time and point of acceptance thereof by a carrier at such place of shipment.

3.3 Price.

(a) The Distributor shall pay On-Point for its Lottery Machines the Distributor's price, which shall be equal to at least a forty (40%) percent markup of On-Point's full cost, unless otherwise agreed by On-Point. On-Point shall provide a price list to Distributor which may be changed at any time during the term by providing Distributor with sixty
      (60) days written notice of such price change. The price list will be F.O.B. the place of shipment, according to the attached Exhibit A. On-Point shall determine the place of shipment.

(b) On-Point may increase the above prices earlier than sixty (60) days written notice to the Distributor upon showing that any increase is required by and is consistent with increases in the cost of manufacturing the Lottery Machines, the cost of shipping to the F.O.B. point, or properly allocated overhead expenses, as the case may be.

(c) The Distributor shall pay On-Point for Lottery Machines in U.S. Dollars within thirty (30) days of invoice or upon such other terms as the parties shall agree from time to time. Amount not paid within 30 days, shall be subject to a one percent (l%) per month late charge.

3.4 Warranties.

On-Point warrants that all goods, software, and other products sold by On-Point under this Agreement, will be in a merchantable condition, and free from defects in design or manufacture for a period of twelve (12) months after they are received by the Distributor. In the event of any breach of warranty, On-Point will pay the reasonable cost necessary to replace or repair the defective part, item, or Machine, and the cost of all labor necessary to complete any repair or replacement, together with costs of freight. On-Point shall not be obligated to accept from the Distributor any products or parts returned, nor to make an exchange thereof, nor to credit the Distributor therefor if On-Point was not notified of the defect or breach within twelve (12) months after the machine or part was received by the Distributor, unless On-Point shall have otherwise agreed. Further, On-Point shall not be obligated to accept from the Distributor any part, item or Machine returned, nor to make an exchange thereof, nor to credit the Distributor therefor if Distributor has used, modified or integrated any part, item or Machine into or with other equipment or system without the express written consent of On-Point.

With the exception of the warranties set forth above, ON-POINT MAKES NO EXPRESS OR IMPLIED WARRANTIES OF ANY KIND, INCLUDING WITHOUT LIMITATION: THOSE OF MERCHANTABILITY OR FITNESS FOR PURPOSE OR USE, OF CONDITION, PERFORMANCE, SUITABILITY OR DESIGN, OR CONFORMITY TO ANY LAW, RULE, REGULATION, AGREEMENT OR SPECIFICATION.

Editec Distributor Agreement            Page 5 of 12                  [Initials]

3.5 Delivery Times and Common Carriers.

The parties will agree on binding delivery times from time to time. Whenever On-Point shall deliver or cause to be delivered to a common carrier any goods ordered by the Distributor, whether the particular carrier shall have been designated in the shipping or routing instructions of the Distributor or not, On-Point shall not be responsible for any delays or damages in shipment. On-Point shall be responsible for the proper packaging for shipment of all items sold and delivered under this Agreement.

ARTICLE IV
SALES PROMOTION/TRADE FAIRS

4.1   Sales Promotion.

(a) Distributor shall exert its best efforts in promoting the sales of the Lottery Machines in the Territory at its own costs.

(b) For the purpose of introducing the Lottery Machines in the Territory and of making salient features known to potential customers, Distributor shall, at his own costs, advertise the products, maintain adequate showrooms to display the products, and conduct such other sale promotion activities as Distributor deems to be necessary or desirable.

(c) The Distributor's place of business and facilities shall be satisfactory to On-Point at all times and On-Point shall have the right at all reasonable times during business hours to inspect the place of business and facilities of the Distributor.

4.2 Trade Fairs.

The Distributor shall exhibit at all fairs and exhibitions that are important for the sale of the Lottery Machines in Europe and permanently display the name On-Point or such other name as Producer notifies Distributor.

4.3 Support of On-Point.

On-Point will support the promotional efforts of the Distributor by listing

Distributor on all promotional materials as "European Representative."

ARTICLE V
TRAINING

5.1 Training and Expenses.

Distributor may request reasonable assistance of On-Point in the training of the personnel of the customers. If Distributor requests such reasonable assistance, On-Point shall dispatch its personnel to the offices of the Distributor in the Territory to assist Distributor. All travel expenses to and from the Territory more than twice per year shall be borne by Distributor, unless otherwise agreed upon. All local lodging expenses at an adequate hotel and other living expenses shall be borne by the Distributor.


Editec Distributor Agreement            Page 6 of 12                  [Initials]

ARTICLE VI
INFORMATION

6.1 Reports.

The Distributor shall send to On-Point monthly competitive marketing reports which shall include full and detailed analyses of the final market situation for the Lottery Machines in each of the countries of the Territory, as far as possible. The Distributor also shall provide to On-Point monthly reports on all sales and/or leases of Lottery Machines in the Territory.

6.2 Product Information.

On-Point shall furnish Distributor with copies of the operating, installation, and dismantling instructions with each Lottery Machine. In addition, On-Point shall give Distributor a repair manual (trouble shooting instructions) for each Lottery Machine and the hotline software.

ARTICLE VII
SERVICE/PRODUCTION

7.1 Service.

(a) On-Point will provide, upon written request from Distributor, a one (1) week technical training class to five (5) qualified engineers of Distributor at On-Point's production facilities in the United States. All expense shall be borne by Distributor.

(b) The Distributor shall provide and maintain at its own expense an efficient installation and maintenance service for all of the Lottery Machines installed in the Territory, unless otherwise provided in its contract with its customers. If the Distributor is responsible for maintenance of Lottery Machines, the Distributor shall: (i) see that all necessary repairs to and replacements of the Lottery Machines are promptly and properly made; and (ii) use every reasonable effort to maintain a standard of service consistent with the policy of On-Point. The Distributor shall carry in stock an adequate quantity of repair and replacement parts.

(c) On-Point shall supply Distributor with spare parts necessary for maintenance and repair service of the Lottery Machines during the term of this Agreement and for a period of three (3) years after a discontinuance of sale of the Lottery machines by Distributor. In order to service the Lottery Machines without delay, Distributor shall maintain an inventory of spare parts which sufficient to meet the immediate demand, especially in cases of warranty. The purchase price for spare parts not covered by the warranty shall he ten (10) percent less than the current price on On-Point's international price list, F.O.B. the place of shipment. Parts used from the spare parts inventory for repair under warranty will be replaced by On-Point upon receipt of the faulty parts from Distributor.


Editec Distributor Agreement            Page 7 of 12                  [Initials]

(d) On-Point will generate an Optimal Inventory Level ("OIL") and Distributor shall maintain such OIL to effectively maintain the installed based of Lottery Machines throughout the Territory. OIL shall mean the minimum level of inventory needed to reasonably maintain the installed base of Lottery Machines. The OIL will be mutually agreed between On-Point and Distributor based on On-Point's US service requirements for similar supplies and spare parts which is approximately five percent (5%)of the Lottery Machines in use. Distributor will purchase the supplies and spare parts from On-Point at a discounted price of twenty percent (20%) from On-Point's current parts price list.

(e) Distributor shall establish bench repair facilities at its offices in France and at other locations throughout the territory to perform routine repairs to non-operational components and to minimize the return of non-operational components to On-Point for repair.

(f) On-Point will establish software development facilities to provide Distributor controlled access to software source code pertaining to Distributor's customers. This facility will be provided to permit Distributor to make minor modifications, under the control of On-Point. The facility does not permit the Distributor to make major modifications or add additional features and functions to the software system without the express written approval of On-Point. Distributor will be allowed to down load via E-mail modified software object code to produce new EPROMs for operational Lottery Machines sold to customers in the Territory. On-Point reserves the right to include or exclude such software modifications, made by Distributor, into On-Point's standard base software system. Should On-Point exclude such modifications from the standard base software system Distributor must request that such modified software version to be used for specific orders to Distributor's customers.

7.2 Production.

After this Agreement has been in effect for two (2) years, at the option of Distributor, the parties agree to negotiate in good faith to amend this Agreement to permit the Distributor to assemble Lottery Machines in Europe using printed circuit boards, dispensers and certain other parts manufactured by On-Point at a price and license fee to be agreed upon by the parties.

ARTICLE VIII
GOVERNING LAW/ARBITRATION

8.1 Governing Law.

The validity, interpretation and performance of this Agreement, which has been prepared and executed in the English language, shall be controlled by and construed under the laws of the State of California. To the extent legal questions arise concerning the sale of goods by On-Point to the Distributor, the Uniform Commercial Code, as adopted by the State of California, shall be the controlling law. Any arbitration or litigation arising out of this Agreement shall be brought in the County of San Diego, State of California, in the court of proper jurisdiction, and the Distributor and On-Point hereby consent to jurisdiction in San Diego, California.


Editec Distributor Agreement            Page 8 of 12                  [Initials]

8.2 Arbitration.

Any controversy or claim arising out of, or relating to, this Agreement, or the making, performance, or interpretation of it, shall be settled by arbitration in San Diego, California under the commercial arbitration rules of the American Arbitration Association then existing, and judgment on the arbitration award may be entered in any court having jurisdiction over the subject matter of the controversy. Any arbitration shall be conducted in the English language.

ARTICLE IX
FINAL PROVISIONS

9.1   Trade Secrets and Property Rights.

(a) During the term of this Agreement, the Distributor will have access to and become acquainted with various pieces of confidential information ("Trade Secrets"), which are owned by and regularly used in the operation of the business of On-Point. The Distributor recognizes the proprietary interest of On-Point in any Trade Secrets of On-Point. The Distributor acknowledges and agrees that any and all Trade Secrets of On-Point shall be and are the property of On-Point. As used herein, "Trade Secret" means, without limitation, any document or information relating to On-Point's products, processes or services, including On-Point's financial information, business plans or projections, and to On-Point's purchasing, customer or supplier lists, which documents or information have been disclosed to the Distributor or made known to it as a consequence of or through its engagement by On-Point, which is not generally known in the relevant trade or industry. The Distributor understands that the Trade Secrets are treated as confidential by On-Point and that the Trade Secrets affect the successful conduct of On-Point's business. The Distributor acknowledges and agrees that On-Point is entitled to prevent the disclosure of its Trade Secrets. As a portion of the consideration for the appointment of the Distributor by On-Point, the Distributor shall not use or disclose any of the Trade Secrets, directly or indirectly, or make such Trade Secrets known to any person, firm, corporation or business entity, or take advantage of the Trade Secrets during the term of this Agreement or at any time thereafter, except as required in the course of its duties under this Agreement. All files, records and documents of On-Point, whether prepared by the Distributor or otherwise coming into its possession, shall remain the exclusive property of On-Point. For purposes of this entire Section, the term "Distributor" includes employees, agents and sub-distributors of the Distributor.

(b) Upon termination of this Agreement, the Distributor will promptly deliver to On-Point all materials, property, documents, data, and other information belonging to On-Point or pertaining to Trade Secrets. The Distributor shall not take any materials, property, documents or other information, or any reproduction or excerpt thereof, belonging to On-Point or containing or pertaining to any Trade Secrets.


Editec Distributor Agreement            Page 9 of 12                  [Initials]

(c) The Distributor acknowledges and agrees that the remedy at law for any breach of the above covenants and the covenant in Section I 1.2 will be inadequate and On-Point, in addition to all other available remedies (including without limitation seeking such damages as it can show it has sustained by reason of such breach), shall be entitled to injunctive relief without being required to post bond or other security and without having to provide the inadequacy of the available remedies at law.

(d) The Distributor agrees that it will maintain the reliability, security and integrity of the Lottery Machines and that it will not use, modify or install the Lottery Machines or any component part or sub-assembly in other equipment or system without written approval from On-Point.

(e) The Distributor agrees that the type and duration of the restrictions imposed are fair and reasonable and are reasonably required for the protection of On-Point and the goodwill associated, with the business of On-Point and are given as an integral part of this Agreement. If any of the covenants contained in this Agreement, or any part thereof, are construed to be invalid or unenforceable, such determination shall not affect the remainder of the covenant or covenants, which shall be given full effect without regard to the invalid portions. If any of the covenants contained in this Agreement, or any part thereof, is held to be unenforceable because of the duration of such provision, the parties agree that the court making such determination shall have the power to reduce the duration of such provision and, in its reduced form, such provision shall then be enforceable.

9.2 Waiver.

The failure of either party hereto at any time to exercise any of his rights under this Agreement shall not be deemed a waiver thereof nor shall such failure in any way prevent said party from subsequently asserting or exercising such rights.

9.3 Force Majeure.

Except as provided otherwise, neither party shall be liable for any defaults hereunder due to cause beyond its reasonable control and without its fault or negligence, including, but not limited to, acts of God or the public enemy, war, fire, flood, marine accidents, strikes, shortages of transportation or government orders, regulations or sections; provided that, in order to excuse its default thereunder for anyone or more of the events enumerated above, such party shall, upon the occurrence thereof, notify the other of the occurrence and expected practical effect of any such event.

9.4 Assignment.

Unless otherwise provided herein, this Agreement or any rights or obligations hereunder are not assignable by any party hereto without the prior written consent of the other parties.


Editec Distributor Agreement            Page 10 of 12                 [Initials]

9.5 Right to Purchase.

Distributor agrees that at any time during the initial term or renewal term of this Agreement On-Point will have the right to purchase this Distributor Agreement for Editec. The purchase price to be paid will be based on the appraised value of the Distributor Agreement as valued by two independent appraisers nominated, one each, by the parties. In the event that the appraisers can not agree on an appraised value the two appraisers will nominate a third appraiser to appraise the value of the Distributor Agreement. The third appraiser evaluation will be binding on the parties.

9.6 Invalidity and Severability.

Should any provision of this Agreement in whole or in part be or become invalid or inoperable, then the validity of the remaining provisions of this Agreement shall not be effected thereby. The same shall apply, if this Agreement should fail to provide for any relevant matter. In lieu of the invalid or inoperable provision or in order to provide for an omitted provision, this Agreement shall be applied in a reasonable manner which, as far as legally permissible, comes as close as possible to what the parties intended or would have intended according to, the spirit and purpose of this Agreement, if they had considered the matter at the time of execution of this Agreement.

9.7 Completeness of Instrument.

This Agreement contains all of the agreements, understandings, representations, conditions, warranties, or covenants made between the parties hereto. Unless set forth herein, neither party shall be liable for any representations made, and all modifications and amendments hereto must be in writing.

EXECUTED in San Diego, California, as of the dates set forth below.

ON-POINT TECHNOLOGY SYSTEMS, INC


By: /s/ Frederick Sandvick              As Amended by "Amendment to Distributor
   ------------------------------       Agreement"
Frederick Sandvick, CEO
Dated: 2/12/98

DISTRIBUTOR


By: /s/ Franck Attal
   ------------------------------       [LOGO]
Franck Attal, Managing Director
Dated: 12/30/1997


Editec Distributor Agreement            Page 11 of 12                 [Initials]

                                    EXHIBIT A

                             PRICE LIST - US Dollars
                               (December 22, 1997)

                               Unit Price        Unit Price        Unit Price
BASE MODEL*        QUANTITY:    1 to 100         101 to 500           501+
--------------------------------------------------------------------------------
ITR-8500-5SL                   $3,970.00         $3,780.00         $3,590.00

ITR-8500-8SL                   $4,920.00         $4,690.00         $4,450.00

OPTIONS                       Unit Price
----------------------------------------
Bill Acceptor                    $945.00
(Ardac - World)

Coin Acceptor                    $180.00
(Mars)

Coin Change Dispenser          $1,170.00
(Two [2] Coin)

Grabber                          $310.00

Comm Board                       $190.00

Shadow Windows NT:
a.  Unlimited ITRs License    $25,000.00
b.  ITR License                  $190.00

Note: Shadow License may be purchase with an Unlimited one time license or on a per Lottery Machine (ITR) one time fee basis.

All Prices are FOB San Diego and are exclusive of any and all applicable taxes and duties.

*Base Model: Cabinet, electronics, dispensers, keypad and printer, excluding: bill acceptor, coin acceptor and any other Optional equipment.

PRICES MAY CHANGE IN ACCORDANCE WITH ARTICLE III 3.3.


                                                                         [LOGO]
Editec Distributor Agreement            Page 12 of 12                 [Initials]